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  CUSIP NO. 279240105                                      PAGE 11 OF 14 PAGES

                                   Exhibit A

                             Joint Filing Agreement

  The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:  November 28, 1997


          BAYVIEW HOLDINGS, INC.*

          BANKAMERICA CORPORATION*

          ROBERTSON STEPHENS INVESTMENT MANAGEMENT CO.*



*By: /s/ VENRICE R. PALMER

     Venrice R. Palmer
     Authorized Attorney-in-Fact